August 15, 2011

RCAS Unitholders

Re: RCAS Tender Offer

Dear Unitholder,

Enclosed please find tender offer material for the Rochdale Core Alternative Strategies Fund (RCAS).  This tender offer is a periodic occurrence and requires notice to all RCAS unitholders.

If you would like to redeem any units after discussing the tender offer with your Portfolio Manager and/or Advisor, please complete and return the enclosed Letter of Transmittal to Rochdale Investment Management, by no later than 5pm EST September 12, 2011.  You may send the completed Letter of Transmittal via fax to (212) 702-3526 and promptly mail the original to the address below. Therefore, action is only needed if you plan on redeeming any units.

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND
c/o Rochdale Investment Management
570 Lexington Avenue
NY, NY 10022

As always, please do not hesitate to contact us if you have any questions or concerns.

Regards,

Rochdale Investment Management

570 Lexington Avenue, New York, NY 10022-6837 | Tel. 800-245-9888/212-702-3500 | Fax 212-702-3535 | www.rochdale.com

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